                As filed with the Securities and Exchange Commission
                             on December 14, 1995

                                                       Registration No. 2-86149


                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                         POST-EFFECTIVE AMENDMENT NO. 3
                                       TO
                                    FORM S-1

                  (Conformed to the requirements of a Form S-3)

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                              SELVAC CORPORATION
               (Exact name of issuer as specified in its charter)

         Delaware                   2844                      22-2408186
(State of Incorporation)   (Primary Standard Industrial     (I.R.S. Employer
                            Classification Code Number)    Identification No.)



                               James J. Leonard
                              Selvac Corporation
                             221 Boston Post Road
                              Marlboro, MA 01752
                               (508) 481-9495
            (Name, address, including zip code, and telephone number,
                    including area code, of agent for service)

                                  Copies to:
                              Alan J. Bernstein
                          Holtzmann, Wise & Shepard
                                  45th Floor
                          1271 Avenue of the Americas
                           New York, New York  10020
                               (212) 554-8000

            Approximate date of commencement of proposed sale to public:
As soon as practicable after this Post-Effective Amendment No. 3 to the Registration Statement becomes effective. [x]

     The Registrant hereby amends this Post-Effective Amendment No. 3 to the Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Post-Effective Amendment No. 3 to the Registration Statement shall thereafter becomes effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Post-Effective Amendment No. 3 to the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

     If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]



SELVAC CORPORATION

                 Cross-Reference Sheet Pursuant to Rule 404(a)
                       and Item 501(b) of Regulation S-K
Form S-3 Item Number and Caption        Caption in Prospectus
1.      Forepart of the Registration            Cover Page
        Statement and Outside Front Cover
        Page of Prospectus

2       Inside Front and Outside Back Cover     Inside Front and Outside Back
        Pages of Prospectus                     Cover Pages of Prospectus;
                                                Available Information

3.      Summary Information, Risk Factors       The Company; Risk Factors
        and Ratio of Earnings to Fixed Charges

4.      Use of Proceeds                         Use of Proceeds

5.      Determination of Offering Price         Not Applicable

6.      Dilution                                Not Applicable

7.      Selling Security Holders                Not Applicable

8.      Plan of Distribution                    Cover Page

9.      Description of Securities to be         Not Applicable
        Registered

10.     Interests of Named Experts and          Legal Matters, Experts
        Counsel

11.     Material Changes                        Recent Developments

12.     Incorporation of Certain Information    Incorporation of Certain
        by Reference                            Information by Reference

13.     Disclosure of Commission Position       Not Applicable
        on Indemnification

                Subject to Completion, Dated December 14, 1995

                                  PROSPECTUS

                              SELVAC CORPORATION

                                881,218 SHARES

                    COMMON STOCK (par value of $.01 per share)

      Purchasable on Exercise of 881,218 Common Stock Purchase Warrants



The shares of Common Stock, par value $.01 per share (the "Common Stock"), of Selvac Corporation ("Selvac"), offered by this Prospectus may be purchased upon exercise of outstanding Common Stock Purchase Warrants (the "Warrants") expiring at the close of business on December 7, 1996 (the "Expiration Date"). Each Warrant is currently exercisable and entitles the holder to purchase one share of Common Stock at $1.25 per share until the Expiration Date. The Warrants and shares of Common Stock issuable upon exercise of the Warrants are fully transferable and may be traded in the over-the-counter market.

There are 881,218 shares of Common Stock issuable upon the exercise of 881,218 Warrants which were components of the Units ("Units") offered pursuant to the Company's Prospectus dated December 6, 1983. Each Unit consisted of (a) four shares of Common Stock and (b) Warrants entitling the holder to purchase four shares of Common Stock for $1.00 per share on or before December 5, 1988. The expiration date of the Warrants has been extended several times by the Company and has most recently been extended to the close of business on December 7, 1996. In connection with a prior extension of the Expiration Date, the exercise price of the Warrants was increased to $1.25 per share. The Company will receive the exercise price of the exercised portion of the Warrants.

The closing bid price of the Common Stock quoted on the Nasdaq Small Cap Market under the symbol SLVC on December 11, 1995 was $1.50.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY MISREPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this Prospectus is December 14, 1995.

                             AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copies at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 10549 and at the following regional offices: Room 1102, Jacob K. Javits Federal Building,
26 Federal Plaza, New York, New York 10278 and Room 1204, Everett McKinley Dirksen Building, 219 S. Dearborn St., Chicago, Illinois 60604. Copies of such material may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports, proxy statements and other information may also be inspected at the offices of the National Association of Securities Dealers Automated Quotation System. This Prospectus does not contain all the information set forth in the Registration Statement, as amended, and the exhibits thereto filed by the Company with respect to the offering made hereby. Copies of such Registration Statement are available from the Commission.

                     DOCUMENTS INCORPORATED BY REFERENCE

The following documents filed with the Commission are incorporated by reference in this Prospectus.

     (1) The Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1995.

     (2) The Company's Quarterly Report on Form 10-Q for the quarter ending August 31, 1995.

     (3) All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares covered by this Prospectus shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will furnish without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, on the written or oral request, a copy of any or all of the documents referred to above which have been incorporated herein by reference (not including exhibits to such documents such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to the Company at 221 Boston Post Road, Marlboro, MA 01752.

                                 THE COMPANY

     The Company is in the business of marketing and distributing "Finally Free"-trademark a personal care device for removing unwanted facial or body hair by radio frequency and Finally Firm, a skin care product.

     The Company was organized under the laws of Delaware on June 28, 1982 and has its principal executive office at 221 Boston Post Road, Marlboro, Massachusetts. The telephone number is (508) 481-9495.


                                 RISK FACTORS

IN EVALUATING AN INVESTMENT IN THE COMPANY, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING CONSIDERATIONS IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS.

     DEPENDENCE ON SINGLE PRODUCT; DECLINING SALES; UNCERTAINTY OF PRODUCT DEVELOPMENT. Virtually all of the Company's revenues are derived from the sale of its Finally Free hair removal product. For the years ended May 31, 1994 and 1995, sales of Finally Free represented 99.1% and 99.7% of the Company's net sales, respectively. Revenues derived from the sale of Finally Free products have been declining from $3,823,000 in the 1993 fiscal year, to $2,897,000 in the 1994 fiscal year to $2,733,000 in the 1995 fiscal year. Although the Company is attempting to develop other products, there can be no assurance that other products will be successfully developed and contribute to the Company's revenues and profits or that sales of the Finally Free product will not continue to decline.

     DEPENDENCE ON FOREIGN SALES. The United States Food and Drug Administration ("FDA") has determined that Finally Free requires pre-market approval before it is sold, manufactured or distributed in the United States. The Company has not obtained such approval and has no current plans to do so. All sales of the Finally Free product are derived from foreign markets, principally Japan and Europe. There can be no assurance that the Company will continue to sell the Finally Free product in such markets or initiate or expand sales substantially in other foreign markets.

     DEPENDENCE ON PRINCIPAL CUSTOMERS. For the years ending May 31, 1995, 1994 and 1993, sales to the Company's principal customer, Ikeda Corporation ("Ikeda") represented 76%, 68% and 36% of the Company's total sales, respectively and sales to Impromedia S.L., ("Impromedia") the Company's next biggest customer represented 10%, 25% and 0% of the Company's total sales, respectively. The loss or reduction of sales to Ikeda, and to a lesser extent, Impromedia, would have a material adverse effect on the financial condition of the Company.

     UNCERTAIN IMPACT OF PROPOSED MERGER AND CHANGE IN CONTROL. The Company has executed a letter of intent whereby the Company will be combined with Classy Lady by Mehl of Puerto Rico, Inc. ("Classy Lady"). See "Recent Developments." This transaction is subject to execution of a definitive agreement and there can be no assurance that it will be consummated. Further, there can be no assurance that if the proposed transaction is completed that the hair removal products for which Classy Lady has certain patent rights can be commercially developed and marketed and sold profitably or that the business combination will otherwise have a positive effect on the financial condition and business prospects of the Company. In addition, the proposed transaction with Classy Lady, if consummated, would result in a majority of the Company's Common Stock being owned by the present shareholders of Classy Lady, resulting in a change of control of the Company. Management of the Company is unable to predict the impact of such a change in control on the business prospects and financial condition of the Company.

     FUTURE NEED FOR CAPITAL. Management of the Company anticipates that if the Classy Lady transaction is consummated, commercial exploitation of Classy Lady's patent rights will require substantial additional capital. There can be no assurance that additional capital requirements will be available on acceptable terms or at all. Future financings could have dilutive effect on the Company's shareholders.

     DEPENDENCE ON KEY PERSONNEL. The Company's success is dependent on certain key management personnel. Competition for qualified employees is intense, and the loss of such key personnel, or the inability to attract and retain the additional highly skilled employees required for the Company's activities, could adversely affect its business.

     RISK OF COMPETITION WITH COMPETITORS HAVING SUBSTANTIALLY GREATER RESOURCES. There are several companies that offer the hair removal products sold by the Company in other formats and which compete with the Company. Many of such other companies have established markets, product history, and substantially larger sales and service organizations and financial strength than the Company.

     RISK OF PRODUCT LIABILITY. The Company may be subject to claims for personal injuries or other damages resulting from its products or services. There can be no assurance that the Company's product liability insurance will be sufficient to protect the Company against liability that could have a material adverse effect on the Company.

     NO ASSURANCE OF SUSTAINED PUBLIC MARKET. The Company's Common Stock is quoted on the NASDAQ Small Cap Market. There has been only a limited public market for the Company's Common Stock and no market recently for the Company's Warrants. In the absence of a sustained public trading market, an investor may be unable to sell the Common Stock receivable upon exercise of the Company's Warrants.

                             RECENT DEVELOPMENTS

     On October 11, 1995, the Company and Classy Lady of Mehl of Puerto Rico, Inc., a privately-held company, signed a non-binding letter of intent to reorganize and combine both companies. Pursuant to the letter of intent, the Company will issue 15 million additional shares of its Common Stock to acquire the assets or shares of Classy Lady. The letter of intent also provides for a payment of a post-combination earn-out based on a formula to be negotiated by the parties. The Company will be re-named Mehl/Biophile International Corporation and Thomas L. Mehl, Sr., a principal shareholder of Classy Lady, will be Chairman of the Board and Chief Executive Officer.

     The proposed combination would result in the present shareholders of Classy Lady owning a majority of the Company's Common Stock, representing a change of control of the Company. The letter of intent provides that upon completion of the business combination, a majority of the Company's Board of Directors would be designated by the Classy Lady shareholders.

     The Company and Thomas L. Mehl, Sr. have had a long-term relationship since 1985 on the Finally Free-trademark hair removal system patented by Mr. Mehl. Thomas L. Mehl, Sr. has been granted additional patents and has patents pending involving hair removal products for the consumer hair removal market. These patents and patents pending cover new multiple hair removal techniques for the consumer and are licensed exclusively to Classy Lady.

     Dr. Nardo Zaias, a dermatologist and principal shareholder of Classy Lady, has been granted a United States patent covering laser hair removal techniques for the professional hair removal market. Dr. Zaias has exclusively licensed his laser hair removal patent to Classy Lady.

     The proposed acquisition is subject, among other conditions, to negotiation of a definitive agreement and completion of each party's due diligence investigations. Although an agreement in principal has been reached, there can be no assurance that a final agreement will be consummated.

                               USE OF PROCEEDS

     The proceeds of this offering, consisting of the $1,101,522 to be received upon exercise of 881,218 Warrants by the public (assuming exercise of all outstanding warrants) less payment of other estimated expenses of the offering ($25,000), will be approximately $1,076,522. The Company does not know exactly when and if the proceeds will be received between the date of this Prospectus and the Expiration Date. These proceeds will be used for working capital and general corporate purposes.

                           PRINCIPAL SHAREHOLDERS

     On November 22, 1995, the Company had outstanding 13,920,526 shares of Common Stock, 21,500 shares of Series A Preferred Stock and 21,500 shares of 1985 Series Preferred Stock.

     The following table sets forth the name and address, number of shares beneficially owned and percent of the class those shares represent for each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, Series A Preferred Stock or 1985 Series Preferred Stock as of November 22, 1995.

                         Name and Address             Shares
                          of Beneficial             Beneficially        Percent
   Title of Class            Owner                    Owned            of Class
Common Stock        Optivest Technologies Corp.       850,000 (1)       6.11%
                    151 East Main St.
                    Ramsey, NJ  07446

                    James J. Leonard                1,768,000 (2)      12.70%
                    151 East Main St.
                    Ramsey, NJ  07446

                    Allan Borkowski                 1,003,651 (3)       7.21%
                    1 Horizon Road
                    Fort Lee, NJ  07024

Series A Preferred  Alan H. Minion                      3,000          13.95%
Stock               1530 Palisades Ave.
                    Fort Lee, NJ  07024

                    Stanley Youdelman                   2,000           9.30%
                    261R Old Mill Pass
                    James, NY  11780

1985 Series         Robert W. Bull                      5,000          23.26%
Preferred Stock     44 Wyldewood Road
                    Easton, CT  06612

                    Bruce Anton                         2,000           9.30%
                    175 Bergen Blvd.
                    Fairview, NJ  07222

                    Harvey Anton                        2,000           9.30%
                    175 Bergen Blvd.
                    Fairview, NJ  07222

                    Harold Gelb, DMD, P.C.,             2,000           9.30%
                    Pension Plan
                    635 Madison Ave.
                    New York, NY  10022

                    Paul W. Hartloff, Jr.               2,000           9.30%
                    P.O. Box 1260
                    Santa Barbara, CA  93102

     On November 22, 1995 all officers and directors of the Company, a group of six persons, owned beneficially 4,213,072 shares which represents 30.27% of the outstanding shares of Common Stock.

(1) Does not include shares held by Allan Borkowski who is Chief Executive Officer and Chairman of Optivest Technologies Corp. ("Optivest").

(2) Includes 140,000 shares held by Mr. Leonard's two sons, in which he disclaims any beneficial interest. Also includes 800,000 shares held by Friedman, Manger & Co., Inc., of which company Mr. Leonard is a principal. Does not include shares owned by Optivest, of which Mr. Leonard is President and Director.

(3) Includes certain shares owned by Mr. Borkowski's family; (a) 115,500 shares of Common Stock, (b) 1,500 shares of Series A Preferred Stock convertible into 24,000 shares of Common Stock and (c) 2,000 of 1985 Series Preferred Stock convertible into 32,000 shares of Common Stock. Mr. Borkowski disclaims any beneficial interest in the securities owned by his family. Does not includes shares owned by Optivest.

                             CERTAIN TRANSACTIONS

     At May 31, 1995, CDF Acquisitions Corp. ("CDF"), a company owned one third each by Michael Freedman, formerly President, Chief Operating Officer and a director of Selvac, Donald Duberstein, a director of Selvac, and Bernard Condelli, former Chief Financial Officer of Selvac, is indebted to Selvac for $350,000 plus accrued interest of $95,833 at a floating interest rate fixed annually at the prime rate, under a promissory note arising from the May 31, 1991 transaction whereby Selvac sold the business and assets of Beauty Resources of Delaware, Inc. to CDF. The maximum unpaid principal and accrued interest on this note during the year ended May 31, 1995 was $445,833.

     In June 1995, the note was renegotiated and the Company received $112,500 in cash and 200,000 shares of its own common stock, valued at $37,500, which are to be applied towards the outstanding principal balance. Under the new agreement, the remaining outstanding principal balance is payable in four installments of $50,000 in December 1995, 1996, 1997 and June 1998. Accrued interest at May 31, 1995, plus additional interest at 9% through June 1996 and 7% thereafter is payable at $50,000 in December 1996 with the remaining outstanding balance due in December 1997.

                                   MANAGEMENT

Information Concerning Directors and Officers

     The following information sets forth the names of the directors and officers of the Company including their positions with the Company, their principal occupation for the past five years, their ages, the name of other public corporations of which they are directors, the number of shares of Common Stock of the Company owned by them and the percentage of the class those shares represent.

                    Position with             Shares     Director      Percent
Name                 the Company               Owned       Since      of Class
Allan Borkowski,    Chairman of the Board   1,003,651 (1)  1982         7.21%
  age 54            & Chief Financial
                    Officer

James J. Leonard,   Director, President     1,768,000 (2)  1989        12.70%
  age 48            and Chief Executive
                    Officer

Paul W. Hartloff,Jr.Director and Secretary    151,000 (3)  1989         1.08%
  age 62

Donald Duberstein   Director                  677,000 (4)  1989         4.86%
  age 44


Joseph J. Saviano   Director                  411,266      1986         2.95%
  age 64

Stanley Youdelman   Director                  202,166 (5)  1982         1.45%
  age 55


(1) Includes certain shares owned by Mr. Borkowski's family: (a) 115,500 shares of Common Stock, (b) 1,500 shares of Series A Preferred Stock convertible into 24,000 shares of Common Stock and (c) 2,000 shares of 1985 Series Preferred Stock convertible into 32,000 shares of Common Stock. Mr. Borkowski disclaims any beneficial interest in the securities owned by his family. Does not include shares owned by Optivest Technologies Corp. ("Optivest"), of which Mr. Borkowski is Chief Financial Officer and a Director.

(2) Includes 140,000 shares held by Mr. Leonard's two sons, in which he disclaims any beneficial interest. Also includes 800,000 shares held by Friedman, Manger & Co., Inc. of which company Mr. Leonard is a principal. Does not include shares owned by Optivest, of which Mr. Leonard is President and Director.

(3) Includes (a) 2,000 shares of 1985 Series Preferred Stock convertible into 32,000 shares of Common Stock and (b) 36,000 shares held by a trust in which Mr. Hartloff had voting power but no other beneficial interest.

(4) Includes 76,500 shares of Common Stock owned by Mr. Duberstein's wife, and 125,000 by his wife as trustee for their children under the New York Uniform Gift to Minors Act.

(5) Includes 32,000 shares of Common Stock issuable upon the conversion of Series A Preferred Stock. Does not include 24,000 shares of Common Stock and 500 shares of 1985 Series Preferred Stock held by Mr. Youdelman's spouse of which Mr. Youdelman disclaims beneficial interest.

     Allan Borkowski has been the Chairman since the Company's inception and Chief Financial Officer since July 1989. He was Chief Executive Officer from inception of the Company to July 1, 1992. Since June, 1982 he has been Chairman and Chief Executive Officer of Optivest Technologies Corp.

     James J. Leonard became Chief Executive Officer on July 1, 1992 and President of the Company on September 14, 1993. For over five years, prior to June 30, 1989, he was the principal stockholder and president of Friedman, anger & Co., Inc. an investment banking firm. He is also President of JJL Consultants, Inc., a financial investment company, and since July of 1989 he has been President and Director of Optivest Technologies Corp.

     Donald Duberstein, real estate developer, has, for more than five years, been President of Gentry Properties Ltd., White Plains, New York, which constructs houses principally in Westchester County, New York. He is also President of IMCO Realty Corp. of White Plains, a real estate broker.

     Paul W. Hartloff, Jr., an attorney, became Secretary on May 17, 1993. He has been, for more than five years, a senior partner of the law firm of Schramm & Raddue, Santa Barbara, California. He is a Director of Circon Corporation.

     Joseph J. Saviano has for more than five years been a private investor and real estate developer and manager. Mr. Saviano was President of Mehl International Corporation and Nutrolysis International Corporation prior to their acquisition by the Company in April 1985. Mr. Saviano is the President of the new Alliance Insurance Company of Florida.

     Stanley J. Youdelman, D.D.S., has been an oral and maxillofacial surgeon for more than 20 years. He is chief of Oral Surgery at St. John's Episcopal Hospital in Smithtown, New York. He is also professor of Clinical Dentistry at the Dental School of the Stony Brook Division of the State University of New York, and past president of the Suffolk Academy of Medicine as well as the Suffolk County Dental Society. Dr. Youdelman is the Chief Financial Officer of North Shore Surgicenter, Long Island, New York and a director of Vicon Fiber Optics Corp.

Executive Compensation

     James J. Leonard, Chief Executive Officer of the Company received salary payments of $75,000 for each of the fiscal years ended May 31, 1995, 1994 and 1993, constituting his sole compensation from the Company for these periods.
No executive officer of the Company received a total salary and bonus in excess of $100,000 for any of the years in the three year period ending May 31, 1995.


Compliance with Section 16(a)
of the Securities Act of 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the executive officers and directors of the Company and persons who own more than ten percent of the Company's Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Such executive officers, directors and greater than ten-percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(b) forms they file.

     Based solely on review of the copies of such forms furnished to the Company and other information which has been made available to Company, the Company believes that during the year ended May 31, 1995, all Section 16(a) filing requirements applicable to the executive officers and directors of the Company and greater than ten-percent beneficial owners were complied with.


                                LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Holtzmann, Wise & Shepard, 1271 Avenue of the Americas, 45th Floor, New York, New York 10020.


                                   EXPERTS

     The financial statements of the Company for the years ending May 31, 1995 and 1994 appearing in this Prospectus and Registration Statement have been audited by Bond, Andiola & Company, as set forth in their respective reports thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                   PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 14.     Other Expenses of Issuance and Distribution.

             Legal Fees and Expenses*                          $15,000
             Accountants' Fees*                                 $5,000
             Miscellaneous                                      $5,000

             Total Expenses                                    $25,000
             *  Estimated.


Item 15.     Indemnification of Directors and Officers.

             Section 145 of the General Corporation Law of the State of Delaware provides that a corporation may indemnify any director made a party to any proceeding by reason of service in that capacity if the director acted in good faith, and if the director reasonably believed, in the case of conduct in the director's official capacity with the Corporation, that the conduct was in the best interests of the Corporation; in all other cases, that the conduct was at least not opposed to the best interests of the Corporation; that the conduct was in the best interests of the interests of the Corporation; and in any criminal proceeding, had no reason to believe the conduct was unlawful.

     The Company's Certificate of Incorporation provides that:

                  No director of the Corporation shall be liable to the
             Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its Stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) for the payment of unlawful dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law; or (iv) for any transactions from which the Director derived an improper/personal benefit.

     Section VI of the By-laws of the Company contain the following provisions:

             SECTION 1. GENERAL. The Corporation shall indemnify any person who is or was a party to or is threatened to be made a party to any threatened, pending, or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including reasonable attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, to the extent, and subject to the conditions prescribed by statute and by such rules and regulations, not inconsistent with statute, as the Board of Directors may in its discretion impose in general or particular cases or classes of cases.

             SECTION 2. RIGHTS NOT EXCLUSIVE. The indemnification provided by this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any law, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

             SECTION 3. INSURANCE. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted by him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article VI.


Item 16.     Exhibits.

               3 Certificate of Incorporation of Selvac and all Amendments. (Filed as Exhibit 3-a to Amendment No. 1 to the Registration Statement and incorporated herein by reference)..

               3-b By-laws of Selvac. (Filed as Exhibit 3-b to Amendment No. 1 to the Registration Statement and incorporated herein by reference).

               4-b Warrant Agreement (Filed as Exhibit 4-b to the Registration Statement and incorporated herein by reference).

               5 Opinion of Holtzmann, Wise & Shepard as to Legality of Securities Offered (Filed as Exhibit 5 to the Registration Statement and incorporated by reference)

              23-a   Consent of Bond, Andiola & Company

              23-b Consent of Holtzmann, Wise & Shepard (the consent of counsel is contained in their opinion)

Item 17.     Undertakings.

     (a)     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.


     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act will be governed by the final adjudication of such issue.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement or amendments thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York on December 12, 1995.



                             SELVAC CORPORATION
                                (Registrant)



                          By:  S/ James J. Leonard
                               James J. Leonard, President
                               and Chief Executive Officer


The undersigned hereby appoint Allen Borkowski and James J. Leonard and any of them as the proxy, agent and attorney-in-fact to execute and sign any and all amendments to this registration statement in the capacities set forth after their respective names below.

Pursuant to the requirements of the Securities Act of 1934, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the date indicated.



Signature and Title                              Date




S/ Allen Borkowski                               December 12, 1995
Allen Borkowski
Chairman of the Board
and Chief Financial Officer




S/ James J. Leonard                              December 12, 1995
James J. Leonard
Director , President and
Chief Executive Officer




S/ Paul W. Hartloff                              December 12, 1995
Paul W. Hartloff, Jr.
Director and Secretary




S/ Joseph J. Saviano                             December 12, 1995
Joseph J. Saviano
Director




S/ Stanley Youdelman                             December 12, 1995
Stanley Youdelman, D.D.S.
Director




S/ Donald Duberstein                             December 12, 1995
Donald Duberstein
Director




                                EXHIBIT INDEX


EXHIBIT NO.                      DESCRIPTION

23-a                     CONSENT OF BOND, ANDIOLA & COMPANY



EXHIBIT 23-a

                             ACCOUNTANTS' CONSENT


     We consent to the reference to our report dated July 13, 1995, on the 1995 and 1994 financial statements of the Registrant, and to the reference to our Firm under the heading "Experts" in the Post-Effective Amendment No. 3 to Form S-1.









December 13, 1995                                S/BOND, ANDIOLA & COMPANY